Exhibit 10.15

Description of Stock Bonus Plan

54,994 shares remain unissued under the Company’s stock bonus plan.  Under this plan, bonus shares of the Company’s common stock are issued from time to time to directors, officers, employees and consultants following approval by the Company’s Board of Directors.  It has been the Company’s practice to issue 2,000 shares under this plan to each new director upon election to the Board at a purchase price of $.01 per share.  Other than shares issued to new directors, no shares have been issued under the plan since 1999.  The Board may in its discretion impose vesting schedules or transfer or other restrictions with respect to stock grants under the plan and may require the payment of a purchase price for shares issued under the plan.